Argentex Mining Closes Private Placement

Vancouver, B.C., January 14, 2008 -- Argentex Mining Corporation (TSX-V: ATX, OTCBB: AGXM) is pleased to announce that on January 14, 2009, it closed a private placement in which it sold three convertible debentures to three arms-length investors at a purchase price of U.S. $50,000 per convertible debenture for aggregate gross proceeds of U.S. $150,000.

Each convertible debenture is in the original principal amount of U.S. $50,000 and is convertible at any time at the option of the holder into units at a conversion price of U.S. $0.10 per unit. Each unit will consist of one common share and one non-transferable common share purchase warrant. Each of the share purchase warrants forming part of a unit upon conversion will entitle the holder to purchase one additional common share of the company at an exercise price of U.S. $0.15 until they expire on the earlier of the date that is: (i) five years from the date the convertible debenture was issued and (ii) two years from the date that the convertible debenture is converted and the share purchase warrant is issued.

The share purchase warrants that may be issued upon conversion of any of the convertible debentures are not transferable. The convertible debentures and the common shares that may be issued as part of a unit upon conversion of any of the convertible debentures are subject to the resale restrictions imposed by both the Canadian and the U.S. securities laws and are subject to a minimum hold period of six (6) months from the day of closing and therefore cannot be sold until on or after July 14, 2008. Any common shares issued upon exercise of any of the non-transferable share purchase warrants that may be issued upon conversion of the convertible debentures will be subject to an additional hold period of six months beginning on the date of exercise.

There were no finders and the Company did not pay any finders’ fees, commissions or similar compensation in connection with the private placement.

FURTHER INFORMATION:
Ken Hicks, President
Argentex Mining Corporation
1-866-594-7687
info@argentexmining.com

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